Exhibit 99.1

Press Release

Community Valley Bancorp Announces Earnings

(Chico, CA – 4/14/04) Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”), today announced first quarter earnings of $1.09 million, an increase of 5% over 2003 first quarter earnings of $1.04 million. On a diluted per share basis, first quarter earnings were $0.29 compared to $0.28 for the same period in 2003.  The Company’s year-to-date return on average assets and return on average equity were 1.13% and 14.33% compared to 1.24% and 15.80% for the three months ended March 31, 2003.

Net interest income for the first quarter of 2004 of $4.6 million was up $.7 million, or 17.6%, compared with $3.9 million for the same quarter last year. Increases were due to significant growth in earning assets, as the Company’s net interest margin increased from 5.12% in the first quarter of 2003 to 5.38% for the current three-month period.

Non-interest income of $1.23 million increased 4.2% over the prior year’s first quarter level of $1.18 million. The increases were primarily due to higher levels of service fees on deposit accounts and fees realized from the sales of non-deposit investment products.  Non-interest expense of $3.79 million increased 17.6% over the $3.20 million reported for the first quarter of 2003 primarily due to salaries paid to new employees as well as furniture, fixtures, equipment and construction costs associated with the new Red Bluff branch scheduled to open in May.  Overall, revenue sources continued to increase resulting in higher levels of fees and net gains from real estate construction and mortgage lending operations.  The efficiency ratio was 65.11% during the first quarter 2004 compared to 63.37% for the period ended March 31, 2003.

The Company continues to experience strong balance sheet growth with total assets increasing $55.3 million, or 16.2%, from $342.4 million as of March 31, 2003, to $397.7 million at March 31, 2004.  Deposits grew similarly over the same period increasing $48.7 million, or 16.1%, from $303.1 million at March 31, 2003, to $351.8 million at March 31, 2004.  Loans, net of allowance for loan losses, increased $47.7 million, or 20.6%, from $232.2 million at March 31, 2003, to $279.9 million at March 31, 2004.

Deposit growth occurred in all categories with non-interest bearing demand deposits increasing $17.4 million, or 33.2%, from $52.4 million at March 31, 2003, to $69.8 million at March 31, 2004.  Interest-bearing deposits increased $31.4 million, or 12.5%, from $250.7 million at March 31, 2003, to $282.1 million at March 31, 2004.

Asset quality remains strong with non-performing assets and past due loans to total loans of 0.07% as of March 31, 2004, compared to 0.43% at March 31, 2003.  By comparison the industry average was .68% of total loans for the Company’s peer group, based on data provided as of December 31, 2003.  Net recoveries of previously charged-off loans for the three months ended March 31, 2004, were $10 thousand compared to $3 thousand in net recoveries for the same period in 2003.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.

Founded in 1990, Butte Community Bank is state-chartered with eight branches in five cities including Chico, Magalia, Oroville, Paradise and Yuba City. It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California.